Exhibit 10.1

WINSTON HOTELS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

Amended and Restated as of January 1, 2005

1.	Purpose

(a)	General. The purpose of the Plan is to attract, motivate, and retain top management employees of the Company by providing an opportunity and an incentive for each individual to defer the receipt of compensation otherwise payable currently and to accumulate earnings thereon on a tax-deferred basis.

(b)	Unfunded Plan. The Plan is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

(c)	Effective Date. The Plan, as amended and restated in this document, is effective January 1, 2005, and must be administered and interpreted in a manner that is consistent with the requirements of Section 409A of the Code.

2.	Definitions

The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

(a)	Board. “Board” means the Board of Directors of the Company.

(b)	Bonus Deferral Election. “Bonus Deferral Election” means an election to defer payment of an annual bonus, if any, on the form(s) provided by the Committee subject to the requirements and terms of Article IV hereof.

(c)	Change in Control. “Change in Control” means a transaction or event or a series of transactions or events that constitutes a “change in control” as that term is defined for purposes of Section 409A of the Code.

(d)	Code. “Code” means the Internal Revenue Code of 1986, as amended.

(e)	Committee. “Committee” means the individuals appointed by the Board to administer the Plan and to perform the functions set forth herein.

(f)	Company. “Company” means Winston Hotels, Inc., a North Carolina corporation, or any successor entity thereto, including without limitation, the transferee of all or substantially all of the stock or assets of the Company.

(g)	Company Stock Account. “Company Stock Account” means the portion of the Deferred Account attributable to Stock Deferral Elections. Dividend Equivalents also may be credited to the Company Stock Account pursuant to a Participant’s election under Article VI. Amounts credited to the Company Stock Account shall be expressed in notional shares of Company common stock (including a fractional share) and shall be equitably adjusted as determined by the Committee to reflect stock dividends, stock splits, stock consolidations or other changes in the capitalization of the Company. A Participant will not have any rights as a shareholder of the Company with respect to amounts credited to the Company Stock Account.

(h)	Control Change Date. “Control Change Date” means the date on which a Change in Control occurs. If a Change in Control occurs as a result of a series of transactions or events, the Control Change Date is the date of the last transaction or event in the series.

(i)	Deferral Account. “Deferral Account” means the notional account established and maintained for each Participant in accordance with Article VI hereof, for bookkeeping purposes only, to measure the value of elective deferrals made under the Plan and the earnings thereon. The Deferral Account consists of two subaccounts, the Investment Account and the Company Stock Account. The Deferral Account and the Investment Account and the Company Stock Account shall record the amounts deferred and the gains and losses thereon on a Plan Year basis.

(j)	Deferral Election. “Deferral Election” means a Salary Deferral Election or a Bonus Deferral Election or a Stock Deferral Election as defined under this Article II.

(k)	Dividend Equivalent. “Dividend Equivalent” means the amount determined by multiplying (x) the value of the dividend paid on one share of Company common stock and (y) the number of notional shares (including any fraction) of Company common stock credited to a Participant’s Company Stock Account on the record date for the dividend payment. Notwithstanding the preceding sentence, a Participant will not be entitled to a Dividend Equivalent if a dividend payable on the Company common stock is paid in the form of a Company security but in that event the Participant’s Company Stock Account shall be equitably adjusted as determined by the Committee to reflect the dividend.

(l)	Investment Account. “Investment Account” means the portion of the Deferral Account other than the Company Stock Account. Amounts credited to or charged against the Investment Account shall be expressed in dollars and cents.

(m)	Participant. “Participant” means any individual who is eligible to participate in the Plan as provided in Section 4.1 hereof.

(n)	Plan. “Plan” means the Winston Hotels, Inc. Executive Deferred Compensation Plan, as from time to time amended.

(o)	Plan Year. “Plan Year” means the period beginning on the effective date of the Plan and ending on December 31 and thereafter any calendar year.

(p)	Salary Deferral Election. “Salary Deferral Election” means an election to defer payment of base salary on the form(s) provided by the Committee subject to the requirements and terms of Article IV hereof.

(q)	Specified Employee. “Specified Employee” means a participant who is a “specified employee” as that term is defined for purposes of Section 409A of the Code.

(r)	Stock Award. “Stock Award” means a Stock Award granted under the Company’s Stock Incentive Plan. The term “Stock Award” also includes any similar award granted under a Company plan adopted after the Stock Incentive Plan.

(s)	Stock Deferral Election. “Stock Deferral Election” means an election to surrender a Stock Award, on the form(s) provided by the Committee subject to the requirements and terms of Article IV hereof. The Stock Deferral election includes the Participant’s direction under Section 6.5 with respect to the treatment of Dividend Equivalents.

(t)	Unforeseeable Emergency. “Unforeseeable Emergency” means an “unforeseeable emergency” as that term is defined for purposes of Section 409A of the Code.

3.	Administration

(a)	Committee. The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. Except as otherwise provided in the Plan, the Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities that it believes reasonable and proper.

(b)	Duties. The Committee, or any person or entity designated by the Committee, shall be responsible for the administration of the Plan including but not limited to determination of eligibility, receiving Deferral Elections, designating investment choices, distributing benefits hereunder, maintaining Deferral Account balances, calculating hypothetical investment returns and any other duties concerning the day-to-day operation of the Plan.

(c)	Adjudication. Any decision made, or action taken, by the Committee or the Board arising out of, or in connection with, the interpretation and administration of the Plan, including but not limited to the adjudication of claims and payment of benefits hereunder, shall be final and conclusive.

(d)	Indemnification. No member of the Committee or its delegate shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his/her own willful misfeasance, gross negligence or reckless disregard of his/her duties. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiation for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing, denying authorization to, or failing to authorize any transaction hereunder.

4.	Participation

(a)	Eligibility. Participation in the Plan shall be limited to any employee of the Company and its subsidiaries who is selected by the Board, in its sole discretion, to participate in the Plan.

(b)	Filing a Deferral Election.

A Salary Deferral Election, Bonus Deferral Election and a Stock Deferral Election shall be effective for a Plan Year if the Participant files the executed election or elections with the Committee on or before the December 31 immediately preceding the Plan Year in which the base salary, bonus or Stock Award is earned. For example, December 31, 2005, is the last date for making a Salary Deferral Election, Bonus Deferral Election or Stock Deferral Election under this Section 4.2 (a) for base salary, bonus or Stock Awards payable for services rendered in 2006.

Notwithstanding Section 4.2(a), a Bonus Deferral Election and a Stock Deferral Election may be made under this Section 4.2(b) if (i) the bonus or Stock Award is payable on account of the satisfaction of Company or individual performance criteria, (ii) the performance criteria are measured over a period of at least twelve months and (iii) the performance criteria are established in writing before the ninety-first day of the performance measurement period. A Bonus Deferral Election and Stock Deferral Election under this Section 4.2(b) shall be effective for a Plan Year if the Participant files the executed election or elections with the Committee on a date when at least six months remain in the performance measurement period and when the satisfaction of the performance criteria is not substantially certain. For example, June 30, 2006, is the last date for making a Bonus Deferral Election or Sock Deferral Election under this Section 4.2(b) if the bonus or Stock award is payable for the satisfaction of performance criteria measured during 2006.

Notwithstanding Section 4.2(a), a Bonus Deferral Election and a Stock Deferral Election may be made under this Section 4.2(c) if the Participant’s right to the bonus or Stock Award is subject to a forfeiture condition requiring the Participant’s continued employment or services for a period of at least twelve months. A Bonus Deferral Election and a Stock Deferral Election under this Section 4.2(c) shall be effective for a Plan Year if the Participant files the executed election or elections with the Committee on a date (i) that is not later than thirty days after the grant of the bonus opportunity or Stock Award and (ii) when at least twelve months remain in the service period. For example, March 30, 2006, is the last day for making a Bonus Deferral Election or Stock Deferral Election under this Section 4.2(c) with respect to a bonus opportunity or Stock Award that is granted on March 1, 2006, and that will vest if the Participant’s employment continues until March 31,2007.

Notwithstanding Section 4.2(a), a Salary Deferral Election, a Bonus Deferral Election and a Stock Deferral Election may be made under this Section 4.2(d) by a Participant who was not previously eligible to participate in this Plan or any other nonqualified deferred compensation plan maintained by the Company that provided a benefit based on the value of each participant’s account. A Participant described in the preceding sentence may make a Salary Deferral Election, a Bonus Deferral Election and a Stock Deferral Election that is effective for a Plan Year if the Participant files the executed election or elections with the Committee on a date that is not more than thirty days after the date the individual is selected to participate in the Plan under Section 4.1. For example, March 30, 2006, is the last day for making a Salary Deferral Election, a Bonus Deferral Election and a Stock Deferral Election under this Section 4.2(d) by an individual who was selected to participate in this Plan on March 1, 2006. An election submitted to the Committee under this Section 4.2(d) may defer amounts that are earned and payable after the date that the election is submitted to the Committee; provided, however, that only a pro rata amount of a bonus or Stock Award may be affected by a Bonus Deferral Election or a Stock Deferral Election submitted under this Section 4.2 if the performance measurement period for the bonus or Stock Award began before the date that the election was submitted to the Committee. The pro ration shall be determined based on the number of days remaining in the performance measurement period after the date the election was submitted to the Committee and the total number of days in the performance measurement period.

(c)	Irrevocable. A Deferral Election shall be irrevocable after the last date prescribed by Section 4.2 for making an effective deferral election.

5.	Compensation Subject to Deferral

(a)	Base Salary. With respect to the base salary otherwise payable to a Participant during the Plan Year for which a Salary Deferral Election is in effect, the dollar amount or percentage of salary specified on such Salary Deferral Election shall be deferred in accordance with the terms prescribed therein; provided however that such Salary Deferral Election shall be for no more than 80% of the Participant’s salary, unless otherwise permitted by the Committee.

(b)	Annual Bonus. With respect to the annual bonus, if any, that is earned by a Participant during the Plan Year for which a Bonus Deferral Election is in effect, the dollar amount or percentage of annual bonus specified on such Bonus Deferral Election shall be deferred in accordance with the terms prescribed therein; provided however that such Bonus Deferral Election shall be for no more than 80% of the Participant’s bonus, unless otherwise permitted by the Committee. Notwithstanding the preceding sentence, the dollar amount or percentage of annual bonus specified on a Bonus Deferral Election shall not be more than the amount described in Section 4.2(d) (if the Bonus Deferral Election was submitted to the Committee pursuant to Section 4.2(d)).

(c)	Stock Award. With respect to a Stock Award for which a Stock Deferral Election is in effect, the number of shares or percentage of the Stock Award shares specified on such Stock Deferral Election shall be deferred in accordance with the terms prescribed therein. A Stock Deferral Election may be for up to 100% of the Stock Award. Notwithstanding the preceding sentence, the number of shares or percentage of the Stock Award shares specified on a Stock Deferral Election shall not be more than the amount described in Section 4.2(d) (if the Stock Deferral Election was submitted to the Committee pursuant to Section 4.2(d)).

6.	Elective Deferrals

(a)	Elective Deferral. Amounts deferred under a Salary Deferral Election or a Bonus Deferral Election with respect to each Plan Year of participation in the Plan shall be credited to the Participant’s Investment Account if, as, and when such amounts would otherwise have been paid to the Participant. In accordance with the terms of a Stock Deferral Election (x) the portion of the related Stock Award subject to the Stock Deferral Election shall be cancelled as of the day preceding the day that would have been the date of grant absent the Stock Deferral Election and (y) such portion of the Stock Award shall be credited to the Participant’s Company Stock Account as of the day that the Stock Award will become nonforfeitable or transferable.

(b)	Vesting. Each Participant shall have a nonforfeitable and fully vested right to the amounts credited in such Participant’s Deferral Account.

(c)	Investment Choices. Each Participant shall be entitled to direct the deemed investment of the amounts credited to such Participant’s Investment Account in any of the investment choices or combination of investment choices as may be offered by the Committee from time to time in accordance with the rules, regulations and procedures established by the Committee. The Committee may add or remove investment choices at its sole discretion; provided, however, no amount shall be subject to forfeiture solely by reason of a removal of an investment choice in accordance with Section 6.3 hereof.

(d)	Investment Earnings. Each Participant’s Investment Account shall be credited with earnings and losses in accordance with such Participant’s investment choice(s). Earnings and losses shall begin to accrue with respect to amounts credited to a Participant’s Investment Account under Section 6.1 in accordance with the procedures established by the Committee.

(e)	Company Stock Account. Amounts credited to a Participant’s Company Stock Account shall be expressed in notional shares of Company common stock (including a fractional share). Dividend Equivalents for a Stock Award that is deferred under the Plan shall be paid to the Participant in cash as of the applicable dividend payment date unless the applicable Stock Deferral Election specifies that such Dividend Equivalents shall be (x) credited to the Participant’s Investment Account in accordance with Section 6.3 as of the applicable dividend payment date or (y) credited to the Participant’s Company Stock Account as additional notional shares of Company common stock (including a fractional share) based on the closing price of the Company common stock on the dividend payment date. Amounts credited to a Participant’s Investment Account may not be transferred to the Participant’s Company Stock Account. Amounts credited to a Participant’s Company Stock Account may not be transferred to the Participant’s Investment Account.

7.	Distributions

(a)	Distribution Event. The balance in a Participant’s Deferral Account shall be payable upon the earlier of (x) the Participant’s termination of employment for any reason or (y) a Change in Control regardless of whether the Participant’s employment has terminated.

(b)	Timing of Payment.

Except as provided in Section 7.2(b), a distribution on account of termination of employment shall be payable during the calendar month next following the month in which the Participant’s termination occurs. A distribution on account of a Change in Control shall be payable within ten days after the Control Change Date.

Section 7.2 (a) to the contrary notwithstanding, a distribution to a Specified Employee on account of termination of employment shall be payable on the first day of the seventh month beginning after the Specified Employee’s termination of employment if the Participant’s employment terminates for a reason other than the Participant’s death or because the Specified Employee is “disabled” (within the meaning of Section 409A of the Code).

(c)	Form of Payment. Any payment from a Participant’s Investment Account shall be made in cash in a single sum. Any payment from a Participant’s Company Stock Account shall be made in whole shares of Company common stock (which shall be issued pursuant to the Stock Incentive Plan or another plan adopted after the Stock Incentive Plan that authorizes the issuance of such shares). A cash payment will be made in settlement of any notional fractional share of Company common stock credited to the Participant’s Company Stock Account.

(d)	Account Balance. Upon payment to a Participant under this Article VII, such Participant’s Deferral Account shall be reduced by the amount distributed (or forfeited under Section 7.7)

(e)	Beneficiary. The balance in a Participant’s Deferral Account shall be paid to the Participant’s designated beneficiary if the Participant’s employment ends on account of death or if the Participant dies after termination of employment but before a distribution of the Participant’s entire Deferral Account. If no beneficiary has been designated by the Participant or if a designated beneficiary fails to survive the Participant or is not in existence on the date of the Participant’s death, then the balance of the Deferral Account or the amount that would have been payable to such beneficiary, as applicable, shall be paid to the Participant’s estate.

(f)	Distribution for Unforeseeable Emergency. Notwithstanding any provision of the Plan to the contrary, in the event of an Unforeseeable Emergency a Participant shall be entitled to early payment of all or part of the balance of such Participant’s Deferral Account to the extent necessary to satisfy the Unforeseeable Emergency. An application for an early payment under this Section 7.6 shall be made and reviewed by the Committee in accordance with the procedures and requirements adopted by the Committee. The procedures and requirements shall conform to the requirements of Section 409A of the Code. An early payment under this Section 7.6 first shall be charged against the Participant’s Investment Account, and after exhausting the balance credited to the Investment Account, then shall be charged against the Participant’s Company Stock Account.

(g)	Valuation of Distributions. Any distribution to be made under this Plan from a Participant’s Investment Account shall be based on the value of the Participant’s Investment Account as of the last business day of the calendar month ending before the date of distribution.

(h)	162(m) Deduction Limitation. In the event the Company would be denied a deduction for amounts otherwise payable in any Plan Year to a Participant under this Article VII by reason of the application of section 162(m) of the Internal Revenue Code of 1986, as amended, the Committee, in its sole discretion, may reduce any payment otherwise due to such Participant (but not below zero) to the extent necessary to avoid such application of section 162(m) and such reduced amount and the net earnings thereon shall be paid to the Participant in the earliest

Plan Year(s) in which payment may be made without application of section 162(m).

8.	Statement of Accounts

Statements shall be sent no less frequently than annually to each Participant (or such Participant’s estate beneficiary or legal representative).

9.	Beneficiary Designation

Each Participant shall have the right, at anytime, to designate any single person or entity as such Participant’s designated beneficiary. A beneficiary designation shall be made, and may only be amended or revoked by the participant by filing a written designation with the Committee or its designee in accordance with the procedures adopted by the Committee, Any such beneficiary designation shall apply to all benefits under this Plan.

10.	Amendment or Termination

The Board or the Committee may (in its sole discretion) amend, modify or terminate the Plan at any time for any or no reason; provided, however, no amendment, modification or termination shall, without the consent of the Participant, adversely affect such Participant’s right to payment from the Participants vested balance under the Deferral Account as of the date of such amendment, modification or termination. An amendment or termination of the Plan shall not cause a distribution in violation of Section 409A of the Code.

11.	Miscellaneous

(a)	Unsecured Right. Any right to receive a payment under the Plan shall be no greater than that of an unsecured general creditor of the Company. No amount payable under the Plan may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against a Participant. The Committee may, but need not, establish a grantor trust (commonly referred to as a “rabbi trust”) to hold assets of the Company that may, but need not, be used to pay benefits hereunder.

(b)	No Right to Continued Employment. Participation in the Plan shall not give any employee any right to remain in the employ of the Company or any subsidiary or affiliate thereof.

(c)	Withholding. The Company shall withhold to the extent required by law all applicable income and other taxes from amounts deferred or paid under the Plan.

(d)	Governing Law. The Plan shall be construed, governed and enforced in accordance with the laws of the State of North Carolina, without reference to rules relating to conflicts of law, except to the extent preempted by federal law.

(e)	Compliance with Other Laws. The Committee may, from time to time, impose additional restrictions upon Participants as it deems necessary, advisable or appropriate in order to comply with applicable federal and state securities laws.